NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
January 28, 2020		First Citizens BancShares
919.716.2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FOURTH QUARTER 2019
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) reported strong earnings for the year ended 2019, benefiting from balance sheet growth leading to strong net interest income, according to Frank B. Holding, Jr., Chairman of the Board. Key results for the quarter and year ended December 31, 2019, are presented below:

FOURTH QUARTER RESULTS

Q4 2019	Q4 2018	Q4 2019	Q4 2018	Q4 2019	Q4 2018	Q4 2019	Q4 2018
Net income (in millions)		Net income per share		Return on average assets		Return on average equity
$101.9	$89.5	$9.55	$7.62	1.05%	1.00%	11.32%	10.17%

YEAR-TO-DATE (YTD) RESULTS

YTD 2019	YTD 2018	YTD 2019	YTD 2018	YTD 2019	YTD 2018	YTD 2019	YTD 2018
Net income (in millions)		Net income per share		Return on average assets		Return on average equity
$457.4	$400.3	$41.05	$33.53	1.23%	1.15%	12.88%	11.69%

FOURTH QUARTER HIGHLIGHTS

Net income
Net income for the fourth quarter of 2019 totaled $101.9 million, an increase of $12.4 million, or 13.9% compared to the same quarter in 2018. Net income per share increased $1.93, or 25.3%, to $9.55 in the fourth quarter of 2019, from $7.62 per share during the same quarter in 2018. Year-to-date net income was $457.4 million, an increase of $57.1 million, or 14.3% over 2018.

Return on average assets and equity
Return on average assets for the fourth quarter of 2019 was 1.05%, up 5 basis points from the same quarter in 2018. Return on average equity for the fourth quarter of 2019 was 11.32%, an improvement of 115 basis points over the same period of 2018.

Net interest income and net interest margin
BancShares reported total net interest income of $327.1 million for the fourth quarter of 2019, an increase of $6.2 million, or 1.9% compared to the same quarter in 2018. The taxable-equivalent net interest margin (NIM) was 3.62% for the fourth quarter of 2019, down 20 basis points from 3.82% during the same quarter in 2018. Year-to-date net interest income was $1.31 billion, an increase of $102.5 million or 8.5% over 2018. Year-to-date NIM was 3.77%, up 8 basis points from 2018.

Operating performance
Noninterest income totaled $104.4 million for the fourth quarter of 2019, compared to $82.0 million for the same quarter of 2018, an increase of $22.4 million or 27.3%. Noninterest expense was $292.3 million for the fourth quarter of 2019, compared to $275.4 million during the same quarter of 2018, an increase of $16.9 million or 6.1%.

Loans and credit quality
Total loans grew to $28.88 billion, an increase of $3.36 billion, or 13.2% since December 31, 2018. Excluding loan growth from acquisitions of $2.00 billion during 2019, loans grew $1.36 billion or 5.3%. The net charge-off ratio was 0.14% for the fourth quarter of 2019, up from 0.11% for the same quarter in 2018.

Deposits
Total deposits grew to $34.43 billion, an increase of $3.76 billion, or 12.3% since December 31, 2018. Excluding deposit growth from acquisitions of $2.27 billion during 2019, deposits grew $1.49 billion or 4.8%.

Capital
BancShares repurchased 254,510 shares of its Class A common stock during the fourth quarter of 2019 totaling approximately $125.0 million. At December 31, 2019, BancShares remained well capitalized with a total risk-based capital ratio of 12.1%, a Tier 1 risk-based capital ratio and common equity Tier 1 ratio of 10.9%, and a leverage ratio of 8.8%.

RECENT MERGER ACTIVITY
On December 31, 2019, BancShares’ bank subsidiary First Citizens Bank & Trust Company (First Citizens Bank) completed the merger of Franklin, North Carolina-based Entegra Financial Corp. and its Bank subsidiary, Entegra Bank (Entegra). Under the terms of the agreement, cash consideration of $30.18 for each share of common stock was paid to the shareholders of Entegra totaling approximately $222.8 million. First Citizens Bank acquired $1.68 billion in assets, $1.03 billion in loans and $1.33 billion in deposits. This impact includes approximately $110 million in loans and $180 million in deposits to be divested per regulatory requirements during 2020.
On September 24, 2019, First Citizens Bank entered into a definitive merger agreement for the acquisition of Duluth, Georgia-based Community Financial and its bank subsidiary, Gwinnett Community Bank. The agreement has been unanimously approved by the boards of directors of both companies. Under the terms of the agreement, cash consideration of $2.3 million will be paid to the shareholders of Community Financial. The transaction is anticipated to close during the first quarter of 2020, subject to the satisfaction of customary closing conditions. As of September 30, 2019, Community Financial reported $223 million in assets, $145 million in loans and $211 million in deposits.
NET INTEREST INCOME
Net interest income for the fourth quarter of 2019 totaled $327.1 million, an increase of $6.2 million, or 1.9%, compared to the fourth quarter of 2018. The taxable-equivalent NIM was 3.62% during the fourth quarter of 2019, a decrease of 20 basis points from 3.82% for the comparable quarter in the prior year. Net interest income growth was largely due to an increase in interest earned on loans of $20.3 million due primarily to loan volume, partially offset by a $13.4 million increase in interest expense on deposits. The primary drivers of the margin decline were a 25 basis point increase in deposit rates, largely in time deposits and money markets, and a 6 basis point decline in loan yields.
Net interest income for the twelve months ended December 31, 2019, totaled $1.31 billion, an increase of $102.5 million, or 8.5%, compared to the same period of 2018. The taxable-equivalent NIM was 3.77% for the twelve months ended December 31, 2019, an increase of 8 basis points from 3.69% in 2018. The primary driver of the growth was an increase in interest income on loans, partially offset by higher interest expense on deposits. Interest and fees on loans grew $144.1 million due to a rise in average loan balances and a 19 basis point increase in the loan yield. This growth was partially offset by a $53.8 million increase in interest expense on deposits due to a 27 basis point increase in deposit rates, largely due to time deposits and money markets, coupled with interest-bearing deposit balance growth.
PROVISION FOR LOAN AND LEASE LOSSES
BancShares recorded net provision expense of $7.7 million and $31.4 million for the three and twelve month periods ended December 31, 2019, respectively, as compared to $11.6 million and $28.5 million, respectively, for the same periods in 2018. The fluctuations in provision expense are primarily due to differences in loan growth, portfolio composition and portfolio credit quality. The net charge-off ratio was 0.14% and 0.11%, respectively, for the three and twelve month periods ended December 31, 2019, compared to 0.11% for both the three and twelve month periods ended December 31, 2018.
NONINTEREST INCOME
Noninterest income for the fourth quarter of 2019 totaled $104.4 million, an increase of $22.4 million, or 27.3% compared to the fourth quarter of 2018. Noninterest income, excluding gains on extinguishment of debt, realized gains on available for sale securities sales and fair value adjustments on marketable equity securities, was $97.0 million for three months ended December 31, 2019, compared to $98.5 million for the same period in 2018. The decrease was primarily driven by a decrease in cardholder services income of $3.1 million, partially offset by an increase in mortgage income of $1.6 million.
Noninterest income for the twelve months of 2019 totaled $415.9 million, an increase of $15.7 million, or 3.9%, compared to 2018. Noninterest income, excluding gains on extinguishment of debt, realized gains on available for sale securities sales and fair value adjustments on marketable equity securities, totaled $388.1 million for the year ended December 31, 2019, compared to $380.8 million for the same period in 2018. This increase was driven primarily by a $4.7 million increase in mortgage income, coupled with a $3.6 million increase in cardholder services.

NONINTEREST EXPENSE
Noninterest expense totaled $292.3 million for the fourth quarter of 2019, a $16.9 million, or 6.1% increase compared to the same period in 2018. The increase was largely driven by a $11.4 million increase in personnel-related expenses primarily due to increased salaries and wages as a result of merit increases and personnel additions from acquisitions and a $5.1 million increase in merger-related expenses. Partially offsetting these increases were a $1.9 million decrease in collection and foreclosure-related expenses and a $1.7 million decrease in consulting expenses.
Noninterest expense totaled $1.10 billion for the twelve months of 2019, a $26.8 million, or 2.5% increase compared to 2018. The increase was largely driven by a $25.7 million increase in personnel-related expenses largely due to increased salaries and wages as a result of merit increases and increased headcount from acquisitions, a $9.4 million increase in equipment expenses and a $10.7 million increase in merger-related expenses due to recent acquisition activity. Partially offsetting these increases were a $8.2 million reduction in FDIC insurance expense as the large bank surcharge was eliminated in the fourth quarter of 2018, a $4.6 million decrease in collection and foreclosure-related expenses and a $4.1 million decline in other expenses primarily driven by reduced legal fees.
INCOME TAXES
Income tax expense totaled $29.7 million and $26.5 million for the fourth quarter of 2019 and 2018, respectively, representing effective tax rates of 22.5% and 22.8% for the respective periods.
Income tax expense totaled $134.7 million and $103.3 million for the twelve months of 2019 and 2018, respectively, representing effective tax rates of 22.7% and 20.5% for the respective twelve month periods. The effective tax rate increase in 2019 was primarily due to the 2018 recognition of a tax benefit resulting from the Tax Act.
LOANS AND DEPOSITS
At December 31, 2019, loans totaled $28.88 billion, an increase of $3.36 billion since December 31, 2018. Of this growth, $2.00 billion was related to acquisitions, which included $1.03 billion from the acquisition of Entegra in the fourth quarter of 2019. Excluding acquired loans, total loans increased $1.36 billion since December 31, 2018, or by 5.3%.
At December 31, 2019, deposits totaled $34.43 billion, an increase of $3.76 billion since December 31, 2018. Of this growth, $2.27 billion was related to acquisitions, which included $1.33 billion from the acquisition of Entegra in the fourth quarter of 2019. Excluding acquired deposits, total deposits increased $1.49 billion since December 31, 2018, or by 4.8%.
ALLOWANCE FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $225.1 million at December 31, 2019, compared to $223.7 million at December 31, 2018. The allowance as a percentage of total loans was 0.78% at December 31, 2019, compared to 0.88% at December 31, 2018.
NONPERFORMING ASSETS
BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned, were $168.3 million, or 0.58% of total loans and other real estate owned at December 31, 2019, compared to $133.9 million or 0.52% at December 31, 2018.
SHARES REPURCHASED
During the fourth quarter of 2019, BancShares repurchased 254,510 shares of Class A common stock for $125.0 million at an average cost per share of $490.96. During the twelve months of 2019, BancShares repurchased a total of 998,910 shares of Class A common stock for $450.8 million at an average cost per share of $451.33. During the three months ended December 31, 2018, BancShares repurchased a total of 257,000 shares of Class A common stock for $107.2 million at an average cost per share of $417.27. During the twelve months ended December 31, 2018, BancShares repurchased a total of 382,000 shares of Class A common stock for $165.3 million at an average cost per share of $432.78. All Class A common stock repurchases completed in 2019 and 2018 were consummated under previously approved authorizations.

On October 29, 2019, the Board authorized share repurchases of up to 500,000 of BancShares' Class A common stock for the period November 1, 2019, through January 31, 2020. This authority will supersede all previously approved authorities. Of this authority, Bancshares has repurchased 108,410 shares as of December 31, 2019.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of December 31, 2019, BancShares had total assets of $39.82 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS
The discussions included in this Press Release may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Registrant and its management about future events. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those described in the statements. The accuracy of such forward-looking statements could be affected by factors beyond the Registrant’s control, including, but not limited to, the financial success or changing conditions or strategies of the Registrant’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, the delay in closing (or failure to close) one or more of our previously announced acquisition transaction(s), the failure to realize the anticipated benefits of our previously announced acquisition transaction(s), or general competitive, economic, political, and market conditions. These forward-looking statements are made only as of the date of this Press Release, and the Registrant undertakes no obligation to revise or update these statements following the date of this Press Release, except as may be required by law.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share data; unaudited)	For the three months ended			Twelve months ended December 31
	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
SUMMARY OF OPERATIONS
Interest income	$354,048	$362,318	$333,573	$1,404,011	$1,245,757
Interest expense	26,924	25,893	12,691	92,642	36,857
Net interest income	327,124	336,425	320,882	1,311,369	1,208,900
Provision for loan and lease losses	7,727	6,766	11,585	31,441	28,468
Net interest income after provision for loan and lease losses	319,397	329,659	309,297	1,279,928	1,180,432
Noninterest income	104,393	100,930	82,007	415,861	400,149
Noninterest expense	292,262	270,425	275,378	1,103,741	1,076,971
Income before income taxes	131,528	160,164	115,926	592,048	503,610
Income taxes	29,654	35,385	26,453	134,677	103,297
Net income	$101,874	$124,779	$89,473	$457,371	$400,313
Taxable-equivalent net interest income	$328,045	$337,322	$321,804	$1,314,940	$1,212,280
PER SHARE DATA
Net income per share	$9.55	$11.27	$7.62	$41.05	$33.53
Cash dividends per share	0.40	0.40	0.40	1.60	1.45
Book value at period-end	337.38	327.86	300.04	337.38	300.04
CONDENSED BALANCE SHEET
Cash and due from banks	$376,719	$288,933	$327,440	$376,719	$327,440
Overnight investments	1,107,844	949,899	797,406	1,107,844	797,406
Investment securities	7,173,003	7,167,680	6,834,362	7,173,003	6,834,362
Loans and leases	28,881,496	27,196,511	25,523,276	28,881,496	25,523,276
Less allowance for loan and lease losses	(225,141)	(226,825)	(223,712)	(225,141)	(223,712)
Other assets	2,510,575	2,372,126	2,149,857	2,510,575	2,149,857
Total assets	$39,824,496	$37,748,324	$35,408,629	$39,824,496	$35,408,629
Deposits	$34,431,236	$32,743,277	$30,672,460	$34,431,236	$30,672,460
Other liabilities	1,807,076	1,436,565	1,247,215	1,807,076	1,247,215
Shareholders’ equity	3,586,184	3,568,482	3,488,954	3,586,184	3,488,954
Total liabilities and shareholders’ equity	$39,824,496	$37,748,324	$35,408,629	$39,824,496	$35,408,629
SELECTED PERIOD AVERAGE BALANCES
Total assets	$38,326,641	$37,618,836	$35,625,500	$37,161,719	$34,879,912
Investment securities	7,120,023	6,956,981	7,025,889	6,919,069	7,074,929
Loans and leases	27,508,062	26,977,476	25,343,813	26,656,048	24,483,719
Interest-earning assets	36,032,680	35,293,979	33,500,732	34,866,734	32,847,661
Deposits	33,295,141	32,647,264	30,835,157	32,218,536	30,165,249
Interest-bearing liabilities	20,958,943	20,551,393	19,282,749	20,394,815	18,995,727
Shareholders’ equity	$3,570,872	$3,580,235	$3,491,914	$3,551,781	$3,422,941
Shares outstanding	10,708,084	11,060,462	11,763,832	11,141,069	11,938,439
SELECTED RATIOS
Annualized return on average assets	1.05%	1.32%	1.00%	1.23%	1.15%
Annualized return on average equity	11.32	13.83	10.17	12.88	11.69
Taxable-equivalent net interest margin	3.62	3.80	3.82	3.77	3.69
Efficiency ratio (1)	68.9	61.9	65.7	64.9	67.7
Tier 1 risk-based capital ratio	10.9	11.8	12.7	10.9	12.7
Common equity Tier 1 ratio	10.9	11.8	12.7	10.9	12.7
Total risk-based capital ratio	12.1	13.1	14.0	12.1	14.0
Leverage capital ratio	8.8	9.2	9.8	8.8	9.8
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, one-time gains on extinguishment of debt, and fair market value adjustment on marketable equity securities from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Twelve months ended December 31
(Dollars in thousands, unaudited)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$226,825	$226,583	$219,197	$223,712	$221,893
Provision (credit) expense for loan and lease losses:
PCI loans (1)	669	(1,476)	(1,765)	(1,608)	(765)
Non-PCI loans (1)	7,058	8,242	13,350	33,049	29,232
Net charge-offs of loans and leases:
Charge-offs	(12,624)	(9,647)	(10,816)	(43,027)	(39,671)
Recoveries	3,213	3,123	3,746	13,015	13,023
Net charge-offs of loans and leases	(9,411)	(6,524)	(7,070)	(30,012)	(26,648)
ALLL at end of period	$225,141	$226,825	$223,712	$225,141	$223,712
ALLL at end of period allocated to loans and leases:
PCI	$7,536	$6,867	$9,144	$7,536	$9,144
Non-PCI	217,605	219,958	214,568	30,012	214,568
ALLL at end of period	$225,141	$226,825	$223,712	$225,141	$223,712
Reserve for unfunded commitments	$1,055	$1,097	$1,107	$1,055	$1,107
SELECTED LOAN DATA
Average loans and leases:
PCI	$495,783	$530,390	$616,664	$537,131	$671,128
Non-PCI	26,937,524	26,379,156	24,727,149	26,058,370	23,812,591
Loans and leases at period-end:
PCI	558,716	513,589	606,576	558,716	606,576
Non-PCI	28,322,780	26,682,922	24,916,700	28,322,780	24,916,700
RISK ELEMENTS
Nonaccrual loans and leases	$121,689	$109,645	$85,822	$121,689	$85,822
Other real estate	46,591	46,253	48,030	46,591	48,030
Total nonperforming assets	$168,280	$155,898	$133,852	$168,280	$133,852
Accruing loans and leases 90 days or more past due	$27,548	$27,534	$39,908	$27,548	$39,908
RATIOS
Net charge-offs (annualized) to average loans and leases	0.14	0.10	0.11	0.11	0.11
ALLL to total loans and leases:
PCI	1.35	1.34	1.51	1.35	1.51
Non-PCI	0.77	0.82	0.86	0.77	0.86
Total	0.78	0.83	0.88	0.78	0.88
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.58	0.57	0.52	0.58	0.52
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$27,508,062	$308,832	4.46%	$26,977,476	$315,621	4.65%	$25,343,813	$288,484	4.52%
Investment securities:
U. S. Treasury	595,515	3,706	2.47	834,577	5,262	2.50	1,454,889	7,261	1.98
Government agency	659,857	4,224	2.56	628,322	4,742	3.02	192,830	1,288	2.67
Mortgage-backed securities	5,563,653	29,964	2.15	5,195,711	27,891	2.15	5,136,489	29,261	2.28
Corporate bonds	172,424	2,165	5.02	149,888	1,912	5.10	135,962	1,810	5.32
Other investments	128,574	653	2.02	148,483	636	1.70	105,719	326	1.22
Total investment securities	7,120,023	40,712	2.29	6,956,981	40,443	2.32	7,025,889	39,946	2.27
Overnight investments	1,404,595	5,425	1.53	1,359,522	7,151	2.09	1,131,030	6,065	2.13
Total interest-earning assets	$36,032,680	$354,969	3.92%	$35,293,979	$363,215	4.09%	$33,500,732	$334,495	3.97%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$5,479,226	$563	0.04%	$5,328,855	$500	0.04%	$5,254,677	$332	0.03%
Savings	2,596,608	439	0.07	2,636,583	528	0.08	2,511,444	213	0.03
Money market accounts	8,378,366	8,064	0.38	8,121,643	7,619	0.37	7,971,726	4,335	0.22
Time deposits	3,513,432	13,367	1.51	3,523,658	13,090	1.47	2,599,498	4,179	0.64
Total interest-bearing deposits	19,967,632	22,433	0.45	19,610,739	21,737	0.44	18,337,345	9,059	0.20
Securities sold under customer repurchase agreements	495,804	479	0.38	533,371	542	0.40	572,442	419	0.29
Other short-term borrowings	28,284	190	2.63	23,236	203	3.50	53,552	298	2.21
Long-term borrowings	467,223	3,822	3.20	384,047	3,411	3.51	319,410	2,915	3.58
Total interest-bearing liabilities	$20,958,943	$26,924	0.51	$20,551,393	$25,893	0.50	$19,282,749	$12,691	0.26
Interest rate spread			3.41%			3.59%			3.71%
Net interest income and net yield on interest-earning assets		$328,045	3.62%		$337,322	3.80%		$321,804	3.82%
(1) Loans and leases include PCI and non-PCI loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0%, as well as state income tax rates of 3.4% for all periods presented. The taxable-equivalent adjustment was $921, $897 and $922 for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively.